                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act
of 1934 (Amendment No.   )

Check the appropriate box:

[x]  Preliminary Information Statement

[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5
     (d)(2))

[ ]  Definitive Information Statement


                                ORTHODONTIX, INC.
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

     [x]  No Fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

          (1) Title of each class of securities to which transaction applies:

          (2) Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          (4)Proposed maximum aggregate value of transaction:

          (5)Total fee paid:

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)Amount Previously Paid:

          (2)Form, Schedule or Registration Statement No.:

          (3)Filing Party:

          (4)Date Filed:

                             ORTHODONTIX, INC.

                      1428 Brickell Avenue, Suite 105
                              Miami, FL 33131

Dear Shareholders:

     We are writing to advise you that we intend to amend our Articles of Incorporation to change our name to Protalix BioTherapeutics, Inc. and that we are terminating our 1998 Stock Option Plan and adopting the 2006 Stock Incentive Plan. These actions were approved on December 14, 2006 by our Board of Directors. In addition, the holders of a majority of our issued and outstanding voting securities also approved these actions on December 14, 2006, by written consent in lieu of a special meeting in accordance with the relevant sections of the Florida Business Corporation Act. We will file the Articles of Amendment to our Articles of Incorporation, a copy of which is attached hereto as Exhibit A, to change our name with the Secretary of State of Florida on or about January 15, 2007.

     As described hereafter, these actions are required by the terms of our merger agreement (the "Merger Agreement") with Protalix Ltd., an Israeli biotechnology company, and Protalix Acquisition Co., Ltd., an Israeli company that is our wholly-owned subsidiary and was formed to complete the merger (the "Merger"). If the Merger is not completed for any reason, we will not take the actions described in this information statement.

     WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     No action is required by you. The accompanying Information Statement is furnished only to inform our shareholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. This Information Statement is first mailed to you on or about December 26, 2006.

     Please feel free to call us at (305) 371-4112 should you have any questions on the enclosed Information Statement. We thank you for your continued interest in Orthodontix.

                                      For the Board of Directors of
                                      Orthodontix, Inc.


                                      By:/s/Glenn L. Halpryn
                                      ---------------------------------------
                                                 Glenn L. Halpryn,
                                              Chairman and President

                              ORTHODONTIX, INC.
                       1428 Brickell Avenue, Suite 105
                            Miami, Florida 33131
                          Telephone (305) 371-4112

                      INFORMATION STATEMENT REGARDING
                  ACTION TO BE TAKEN BY WRITTEN CONSENT OF
                          MAJORITY SHAREHOLDERS
                      IN LIEU OF A SPECIAL MEETING

                   WE ARE NOT ASKING YOU FOR A PROXY,
               AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                 GENERAL

     This Information Statement is being furnished to the shareholders of Orthodontix, Inc., a Florida corporation (the "Company") in connection with the adoption of an Amendment to our Articles of Incorporation by written consent of our Board of Directors and the holders of a majority of our issued and outstanding voting securities in lieu of a special meeting. On December 14, 2006 our Board of Directors approved an amendment to our Articles of Incorporation to change our name to Protalix BioTherapeutics, Inc. (the "Amendment"). This action will become effective on the date of filing the Amendment with the Florida Secretary of State (the "Effective Date of the Amendment") in accordance with the written consent of our directors and the holders of a majority of our issued and outstanding common stock and in accordance with the relevant sections of the Florida Business Corporation Act.

     On December 14, 2006, our Board of Directors also terminated our 1998 Stock Option Plan and adopted the 2006 Stock Incentive Plan. This action was also approved by written consent on the same date by the holders of a majority of our issued and outstanding voting securities. The terms of the 2006 Stock Incentive Plan are similar to the terms of the stock option plan of Protalix Ltd., and we are obligated to assume the obligations of Protalix Ltd. under its plan following the Merger. There are no stock options outstanding under our 1998 Stock Option Plan, and we concluded that it would be preferable to adopt a new incentive plan rather than to amend our 1998 Stock Option Plan.

     As of December 11, 2006 there are 5,830,856 shares of our common stock issued and outstanding. The following shareholders who collectively own approximately 57% of our outstanding common stock, which is in excess of the required majority of outstanding voting securities necessary for the adoption of this action, have executed a written consent approving the Amendment:

       Shareholder                                    No. of Shares Owned
       Frost Gamma Investments Trust                        2,965,428
       Glenn L. Halpryn                                       380,100
       TOTAL                                               ----------
                                                            3,345,528
                                                           ==========

     As described hereafter, these actions are required by the terms of the Merger Agreement.

     The elimination of the need for a meeting of shareholders to approve this action is made possible by Section 607.0704 of the Florida Business Corporation Act, which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting securities.

     Pursuant to Section 607.0704 of the Florida Business Corporation Act, we are required to provide prompt notice of the taking of the corporate action without a meeting of shareholders to all shareholders who did not consent in writing to such action. This Information Statement serves as this notice. This Information Statement is first being mailed on or about December 26, 2006 to shareholders of record, and is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.

     The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

No Dissenter's Rights

     No dissenter's rights are afforded to our shareholders under Florida law as a result of the adoption of the Amendment.

                          OUR PRINCIPAL SHAREHOLDERS

     Our voting securities are comprised of our common stock. The holders of our common stock are entitled to one vote for each outstanding share on all matters submitted to our shareholders. The following table contains information regarding record ownership of our common stock as of December 11, 2006 held by:

       * persons who own beneficially more than 5% of our outstanding voting securities,
       * our directors,
       * named executive officers, and
       * all of our directors and officers as a group.


Name and Address               Shares of Common Stock      Percent
of Beneficial Owner            Beneficially Owned(1)        Owned
------------------------------------------------------------------
Phillip Frost, M.D.                   2,965,428(2)          51.0 %
4400 Biscayne Blvd.
Miami, FL 33137

Stephen Grussmark                       450,000(3)           7.7 %
7400 North Kendall Drive Suite 704
Miami, FL  33156

Glenn L. Halpryn                        380,100             6.5 %
1428 Brickell Avenue, Suite 105
Miami, FL  33131

Alan Jay Weisberg                         4,201             0.07%
1428 Brickell Avenue, Suite 105
Miami, FL  33131

Noah Silver                                   0             0.0 %
1428 Brickell Avenue, Suite 105
Miami, FL  33131

Curtis Locksin                                0             0.0 %
1428 Brickell Avenue, Suite 105
Miami, FL  33131

All Officers and                        384,301             6.6 %
Directors as a Group(2)

Total Shares Outstanding
as of December 11, 2006               5,830,856

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after December 11, 2006 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Represents shares of Common Stock held by Frost Gamma Investments Trust, of which Frost Gamma Limited Partnership is the sole and exclusive beneficiary. Dr. Frost is the sole limited partner of Frost Gamma, L.P. The general partner of Frost Gamma, L.P. is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation.
                                       5

(3) Represents shares of Common Stock held in various trusts for which either Dr. Grussmark or his wife is the sole trustee and the beneficiaries of which are Dr. Grussmark, his wife or his children.

     Dr. Phillip Frost, a shareholder in Orthodontix, and Glenn L. Halpryn, Chairman of our Board of Directors and a shareholder of Orthodontix, purchased stock in Protalix Ltd. in September 2006, along with other investors, to facilitate the Merger.

                               THE AMENDMENT

     On December 11, 2006, we had 5,830,856 shares of our common stock outstanding. Currently, there are 1,500,000,000 shares of common stock authorized. There are also 100,000,000 shares of preferred stock authorized, none of which have ever been issued.

     We originally incorporated as Embassy Acquisition Corp. in 1995 and changed our name to Orthodontix, Inc. in April 1998 when we entered the orthodontic practice management business. In connection with the Merger, we agreed to change our name to Protalix BioTherapeutics, Inc., which we believe will more accurately describe our business following the Merger and will preserve the identity of the operating company Protalix, Ltd.

                       EMPLOYEE BENEFIT AND STOCK PLANS

     In connection with the Merger, we intend to reduce the number of our authorized shares and the number of our issued and outstanding shares by effecting a one-for-ten reverse stock split. The reverse stock split will become effective upon the filing of articles of amendment to our articles of incorporation with the Secretary of State of Florida immediately prior to the Merger. All references to our common stock in the "Employee Benefit and Stock Plans" section of this Information Statement have been adjusted for the reverse split.

     Immediately prior to the closing of the Merger, Protalix Ltd. had outstanding options to purchase 88,624 ordinary shares under its employee stock option plan. Pursuant to the terms of the Merger Agreement, we assumed all of the outstanding obligations under such plan and, accordingly, we anticipate issuing 5,413,249 shares of our common stock upon the exercise of such options in lieu of shares of Protalix Ltd.

     Our Board of Directors and a majority of our stockholders approved our 2006 Stock Incentive Plan on December 14, 2006. We have reserved 9,741,655 shares of our common stock for issuance, in the aggregate, under the 2006 Stock Incentive Plan, subject to adjustment for a stock split, or any future stock dividend or other similar change in our common stock or our capital structure. No options to purchase shares of common stock have been granted under the 2006 Stock Incentive Plan; however, we anticipate issuing options to purchase 5,413,249 shares of our common stock under such plan upon the closing of the Merger.

2006 Stock Incentive Plan

     Our 2006 Stock Incentive Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights, collectively referred to as "awards." Stock options granted under the 2006 Stock Incentive Plan may be either incentive stock options under the provisions of Section 422 of the Internal Revenue Code, or non-qualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants. The 2006 Stock Incentive Plan is also in compliance with the provisions of the Israeli Income Tax Ordinance [New Version], 1961 (including as amended pursuant to Amendment 132 thereto) and is intended to enable us to grant awards to grantees who are Israeli residents as follows: (i) awards to employees pursuant to Section 102 of the Tax Ordinance (definition refers only to employees, office holders and directors of our Company or a related entity excluding those who are considered "Controlling Shareholders" pursuant to the Tax Ordinance); and
(ii) awards to non-employees pursuant to Section 3(I) of the Tax Ordinance. In accordance with the terms and conditions imposed by the Tax Ordinance, grantees who receive awards under the 2006 Stock Incentive Plan may be afforded certain tax benefits in Israel as described below.

     Our Board of Directors or the compensation committee, referred to as the "plan administrator," will administer our 2006 Stock Incentive Plan, including selecting the grantees, determining the number of shares to be subject to each award, determining the exercise or purchase price of each award, and determining the vesting and exercise periods of each award.

     The exercise price of stock options granted under the 2006 Stock Incentive Plan must be equal to at least 100% of the fair market value of our common stock on the date of grant; however, in certain circumstances, grants may be made at a lower price to Israeli grantees who are residents of the State of Israel. If, however, incentive stock options are granted to an employee who owns stock possessing more than 10% of the voting power of all classes of our stock or the stock of any parent or subsidiary of our Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of these incentive stock options must not exceed five years. The maximum term of all other awards must not exceed 10 years. The plan administrator will determine the exercise or purchase price (if any) of all other awards granted under the 2006 Stock Incentive Plan.

     Under the 2006 Stock Incentive Plan, incentive stock options and options to Israeli grantees may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards shall be transferable by will or by the laws of descent or distribution and to the extent and in the manner authorized by the plan administrator by gift or pursuant to a domestic relations order to members of the participant's immediate family. The 2006 Stock Incentive Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

     In the event the service of a participant in the 2006 Stock Incentive Plan is terminated for any reason other than cause, disability or death, the participant may exercise awards that were vested as of the termination date for a period ending upon the earlier of 12 months or the expiration date of the awards unless otherwise determined by the plan administrator.

     In the event of a corporate transaction or a change of control, all awards will terminate unless assumed by the successor corporation. Unless otherwise provided in a participant's award agreement, in the event of a corporate transaction for the portion of each award that is assumed or replaced, then such award will automatically become fully vested and exercisable immediately upon termination of a participant's service if the participant is terminated by the successor company or us without cause within twelve months after the corporate transaction. For the portion of each award that is not assumed or replaced, such portion of the award will automatically become fully vested and exercisable immediately prior to the effective date of the corporate transaction so long as the participant's service has not been terminated prior to such date.

     In the event of a change in control, except as otherwise provided in a participant's award agreement, following a change in control (other than a change in control that also is a corporate transaction) and upon the termination of a participant's service without cause within twelve months after a change in control, each award of such participant that is outstanding at such time will automatically become fully vested and exercisable immediately upon the participant's termination.

     Under our 2006 Stock Incentive Plan, a corporate transaction is generally defined as:

     * a merger or consolidation in which we are not the surviving entity, except for the principal purpose of changing our company's state of incorporation;

     * the sale, transfer or other disposition of all or substantially all of our assets;

     * the complete liquidation or dissolution of our Company;

     * any reverse merger in which we are the surviving entity but our shares of common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or in which securities possessing more than forty percent (40%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

     * acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities but excluding any such transaction or series of related transactions that the plan administrator determines not to be a corporate transaction (provided, however, that the administrator shall have no discretion in connection with a corporate transaction for the purchase of all or substantially all of our shares unless the principal purpose of such transaction is changing our Company's state of incorporation).

     Under our 2006 Stock Incentive Plan, a change of control is defined as:

     * the direct or indirect acquisition by any person or related group of persons of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made directly to our stockholders and which a majority of the members of our board (who have generally been on our board for at least 12 months) who are not affiliates or associates of the offeror do not recommend stockholders accept the offer, or
     * a change in the composition of our board over a period of twelve months or less, such that a majority of our board members ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who were previously directors of our Company.

     Unless terminated sooner, the 2006 Stock Incentive Plan will automatically terminate in 2016. Our Board of Directors has authority to amend, suspend or terminate our 2006 Stock Incentive Plan. No amendment, suspension or termination of the 2006 Stock Incentive Plan shall adversely affect any rights under awards already granted to a participant. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein (including the Tax Ordinance), we shall obtain shareholder approval of any such amendment to the 2006 Stock Incentive Plan in such a manner and to such a degree as required.

     Impact of Israeli Tax Law

     The awards granted to employees pursuant to Section 102 of the Tax Ordinance under the 2006 Stock Incentive Plan may be designated by us as approved options under the capital gains alternative, or as approved options under the ordinary income tax alternative.

     To qualify for these benefits, certain requirements must be met, including registration of the options in the name of a trustee. Each option, and any shares of common stock acquired upon the exercise of the option, must be held by the trustee for a period commencing on the date of grant and deposit into trust with the trustee and ending 24 months thereafter.

     Under the terms of the capital gains alternative, we may not deduct expenses pertaining to the options for tax purposes.

     Under the 2006 Stock Incentive Plan, we may also grant to employees options pursuant to Section 102(c) of the Tax Ordinance that are not required to be held in trust by a trustee. This alternative, while facilitating immediate exercise of vested options and sale of the underlying shares, will subject the optionee to the marginal income tax rate of up to 50% as well as payments to the National Insurance Institute and health tax on the date of the sale of the shares or options. Under the 2006 Stock Incentive Plan, we may also grant to non-employees options pursuant to Section 3(I) of the Tax Ordinance. Under that section, the income tax on the benefit arising to the optionee upon the exercise of options and the issuance of common stock is generally due at the time of exercise of the options.

     Such options shall be further subject to the terms of the tax ruling that has been obtained by Protalix Ltd. from the Israeli tax authorities in connection with the Merger. Under the tax ruling, the options issued by us in connection with the assumption of 102 options previously issued by Protalix Ltd. under the capital gains alternative shall be issued to a trustee, shall be designated under the capital gains alternative and the issuance date of the original options shall be deemed the issuance date for the assumed options for the calculation of the respective holding period.

                 WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

     We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at www.sec.gov.

EXHIBIT A

                             ARTICLES OF AMENDMENT
                                      TO
                           ARTICLES OF INCORPORATION
                                       OF
                                 ORTHODONTIX, INC.
                          Document Number P95000091803


     1. The name of the corporation filing these Articles of Amendment is Orthodontix, Inc. (the "Corporation").

     2. Article I of the Articles of Incorporation of the Corporation is amended as follows to change the Corporation's name:

                                Article I-Name

     The name of the corporation is Protalix BioTherapeutics, Inc. (the "Corporation").


     3. The foregoing amendment was duly adopted by unanimous written consent of the directors and a majority of the shareholders of the Corporation on December 14, 2006.

     IN WITNESS WHEREOF, the undersigned President and Secretary of Orthodontix, Inc. have executed these Articles of Amendment on behalf of the Corporation on this __ day of January, 2007.

                                            ORTHODONTIX, INC.


                                            By:___________________________
                                               Glenn L. Halpryn, President


                                            By____________________________
                                               Alan Jay Weisberg, Secretary